EXHIBIT 77D
for Growth Trust

At Board of Directors meetings held on
September 8-9, 1999, the following
investment policy was eliminated:

Under normal market conditions, the Fund does not intend to commit more than 5% of its total assets to when-issued securities or forward commitments.